Exhibit 99.1

FOR IMMEDIATE RELEASE
April 25, 2012

Contacts:     Melanie J. Dressel, President and Chief Executive Officer
(253) 305-1911

Gary R. Schminkey, Executive Vice President
and Chief Financial Officer
(253) 305-1966

Columbia Banking System Announces First Quarter 2012 Earnings

TACOMA, Washington, April 25, 2012 -- Columbia Banking System, Inc. (NASDAQ: COLB) (“Columbia”) today announced net income of $8.9 million for the quarter ended March 31, 2012, an increase of 54% compared to net income of $5.8 million for the same quarter of 2011. Earnings per diluted common share rose 47% to $0.22 for the first quarter, compared with earnings of $0.15 per diluted common share a year earlier.

Loans not covered under the FDIC loss-sharing agreements ('noncovered loans”) increased approximately $23 million during the quarter to $2.37 billion. Total deposits increased $49.9 million to $3.87 billion. Deposits increased in every category except certificates of deposit.

Melanie Dressel, President and Chief Executive Officer commented, “During the quarter, we continued to generate momentum as a result of our external focus on new and existing customers throughout our entire system. From year-end 2011, our commercial business loans grew 4.6% and our extremely strong core deposits rose over 2%, now representing 93% of our total deposits.”

Ms. Dressel continued, “As compared to fourth quarter, 2011, our first quarter results reflected expenses and write-downs associated with other real estate owned and other personal property owned. Also impacting the quarter was lower accretion income from the Bank of Whitman discounted loan portfolio as these loans continue to pay off or refinance.”

Significant Influences on the Quarter Ended March 31, 2012

Other Real Estate Owned and Other Personal Property Owned

Other real estate owned (“OREO”) declined from $51.0 million at December 31, 2011 to $41.2 million at March 31, 2012. The decline is due to property sales and write-downs of certain assets. As a result of the asset write-downs and other operating expenses, the net cost of operation for noncovered OREO was $2.7 million for the first quarter as compared to $923,000 for the fourth quarter 2011. These expenses were partially offset by the net benefit from covered OREO of $1.8 million for the first quarter 2012 as compared to $1.5 million for the fourth quarter 2011.

During the first quarter, other personal property owned (“OPPO”), declined from $9.0 million at December 31, 2011 to $4.8 million at March 31, 2012. Noncovered OPPO expense was $2.2 million for the first quarter as compared to $22,000 for the fourth quarter 2011. Substantially all of the expense recorded in the first quarter was the result of a write-down on one property due to an updated appraisal.

Andy McDonald, Executive Vice President and Chief Credit Officer commented, “We continued to see a positive trend during the quarter as we work to resolve issues surrounding our nonperforming assets. As we move through this credit cycle, our provision for loan losses is more closely approximating our charge-offs, in line with our expectations. While we were disappointed with the write-down on OPPO, it was isolated to a single asset, and was not indicative of any systemic issues within our loan, OREO or OPPO portfolios.”

Impact of Acquired Loan Accounting
The following table illustrates the significant impact to earnings associated with certain of Columbia's acquired loan portfolios:

Acquired Loan Portfolio Activity

	Three Months Ended
	March 31, 2012	March 31, 2011
	(in thousands)
Incremental accretion income on acquired impaired loans	$19,320	$12,371
Incremental accretion income on other acquired loans	3,101	—
Provision (recapture) for losses on covered loans	(15,685)	422
Change in FDIC loss sharing asset	(1,668)	(14,774)
Claw back liability expense (benefit)	26	(1,700)
Pre-tax earnings impact	$5,094	$(3,681)

The incremental accretion income in the table above represents the amount of income recorded on certain acquired loans above the contractual rate stated in the individual loan notes and stems from the discount established at the time these loan portfolios were acquired. As of March 31, 2012, the remaining discount from the Bank of Whitman transaction was $8.2 million. It is anticipated that this discount will continue to accrete to earnings throughout 2012 from normal amortization, early loan payoffs and contractual maturities.

The $15.7 million in provision for losses on covered loans in the current period was due to incremental loan losses incurred in the current period which were in excess of those expected from the re-measurement of cash flows during the fourth quarter of 2011.  These incremental loan losses reduced expected future cash flows and, when discounted at current yields, resulted in impairment. The $15.7 million in provision expense is partially off-set by a $12.5 million favorable adjustment to the change in FDIC loss-sharing asset.

The $1.7 million change in the FDIC loss sharing asset in the current quarter affected noninterest income and consists of $13.9 million of scheduled amortization expense, the $12.5 million favorable adjustment described above and approximately $300 thousand of expense related to covered other real estate owned.

Net Interest Margin

Columbia's net interest margin increased to 6.67% in the first quarter of 2012, up from 5.80% for the same period last year and down from 7.14% for the fourth quarter 2011. The Company's net interest margin is impacted significantly by the accounting for acquired loans. The net interest margin for the current quarter reflects additional loan volumes and higher loan yields arising, in part, from the three FDIC-assisted acquisitions completed in the second and third quarters of 2011.

The following table shows the impact to interest income and the related impact to the net interest margin resulting from accretion of income on certain acquired loan portfolios for the periods presented.

	Three Months Ended
	March 31, 2012	March 31, 2011
	(dollars in thousands)
Interest income as recorded	$32,902	$21,302
Less: Interest income at stated note rate	10,481	8,931
Incremental accretion income	$22,421	$12,371
Incremental accretion income due to:
Acquired impaired loans	$19,320	$12,371
Other acquired loans	3,101	—
Stated interest income at loan note rate	$22,421	$12,371
Reported net interest margin	6.67%	5.80%
Net interest margin excluding additional accretion income	4.49%	4.42%

The net interest margin was impacted favorably by reduced funding costs. The average cost of interest-bearing deposits decreased to 0.27% for the current quarter from 0.51% for the prior-year period while the average cost of all interest-bearing liabilities decreased to 0.38% from 0.65%.

Balance Sheet
At March 31, 2012, Columbia's total assets were $4.82 billion, an increase of 13% from $4.26 billion at March 31, 2011, and 1% from $4.79 billion at December 31, 2011. Total shareholders' equity at March 31, 2012 was $752.7 million, an increase of 5% from $714.1 million at March 31, 2011 and a decrease of 1% from $759.3 million at December 31, 2011.
Noncovered loans were $2.37 billion at March 31, 2012, up 26% from $1.88 billion at March 31, 2011 and up 1% from $2.35 billion at December 31, 2011. The average yield on loans for the quarter ended

March 31, 2012 was 8.7%, including additional accretion from the acquired loan portfolios. Net noncovered loan growth for the first quarter 2012 was approximately $23 million. Securities were $1.02 billion at March 31, 2012, compared to $1.05 billion at December 31, 2011.

Total deposits at March 31, 2012 increased 16% to $3.87 billion from $3.34 billion at March 31, 2011, and 1% from $3.82 billion at December 31, 2011. Core deposits (defined as demand, savings, money market accounts and certificates of deposit under $100,000) comprised 93% of total deposits, and were $3.59 billion at March 31, 2012, an increase of 19% from $3.03 billion at March 31, 2011, and 2% from $3.51 billion at December 31, 2011.

Asset Quality

At March 31, 2012, nonperforming noncovered assets were $79.1 million, compared to $85.4 million at December 31, 2011. The balance of the originated and discounted loan portfolios remained stable for the quarter, with modest improvements in the 1-4 family real estate construction and consumer portfolios.

For the quarter, the Company reduced noncovered other property owned (OPPO) and other real estate owned (OREO) by $14.1 million and placed $814 thousand of previously nonperforming loans back on accrual status. In addition, the Company added $14.7 million in new nonperforming assets, experienced charge-offs associated with nonperforming assets of $3.5 million, and received payments of $2.5 million.

The table below sets forth information with respect to nonaccrual loans, restructured loans, total nonperforming loans and total nonperforming assets.

	March 31, 2012	December 31, 2011
	(dollars in thousands)
Nonaccrual noncovered loans:
Commercial business	$14,791	$10,243
Real estate:
One-to-four family residential	2,624	2,696
Commercial and multifamily residential	24,872	19,485
Total real estate	27,496	22,181
Real estate construction:
One-to-four family residential	8,793	10,785
Commercial and multifamily residential	5,023	7,067
Total real estate construction	13,816	17,852
Consumer	1,449	3,207
Total nonaccrual loans	57,552	53,483
Noncovered other real estate owned and other personal property owned	21,571	31,905
Total nonperforming noncovered assets	$79,123	$85,388
Allowance for loan losses to period-end nonperforming noncovered loans	90.84%	99.17%

For the quarter ended March 31, 2012, net loan charge-offs were $5.3 million, compared to $5.7 million for the same period a year ago, and $2.1 million last quarter. Net charge-offs were primarily centered in commercial business and commercial real estate loans.

The following table provides an analysis of the Company's allowance for originated and discounted loan and lease losses at the dates and the periods indicated.

	Three Months Ended March 31,
	2012	2011
	(in thousands)
Beginning balance	$53,041	$60,993
Charge-offs:
Commercial business	(2,359)	(3,371)
One-to-four family residential real estate	(116)	(448)
Commercial and multifamily residential real estate	(2,678)	(365)
One-to-four family residential real estate construction	(204)	(1,427)
Commercial and multifamily residential real estate construction	—	(487)
Consumer	(1,093)	(925)
Total charge-offs	(6,450)	(7,023)
Recoveries:
Commercial business	658	105
One-to-four family residential real estate	43	—
Commercial and multifamily residential real estate	71	73
One-to-four family residential real estate construction	47	1,104
Commercial and multifamily residential real estate construction	—	—
Consumer	373	63
Total recoveries	1,192	1,345
Net charge-offs	(5,258)	(5,678)
Provision charged to expense	4,500	—
Ending balance	$52,283	$55,315

The provision for noncovered loan losses was primarily driven by the Company's organic loan growth of $75 million in originated loans. For the fourth quarter of 2011, the provision for noncovered loans was $4.75 million.

The allowance for noncovered loan losses to period end loans was 2.20% at March 31, 2012 compared to 2.26% at December 31, 2011 and 2.94% at March 31, 2011.

First Quarter 2012 Operating Results

Quarter ended March 31, 2012
Net Interest Income
Net interest income for the first quarter of 2012 was $67.1 million, an increase of 33% from $50.4 million for the same quarter in 2011, primarily due to organic loan growth and the impact of our FDIC-assisted transactions.

Average interest-earning assets were $4.14 billion during the first quarter, an increase of 14% compared with $3.63 billion during the same quarter of 2011. The yield on average interest-earning assets increased to 6.93% during the first quarter compared with 6.26% in the same quarter of 2011.  During the same period, average interest-bearing liabilities increased to $2.82 billion from $2.60 billion.

Noninterest Income (Loss)
Total noninterest income was $9.6 million for the first quarter of 2012, compared to a loss of $5.4 million a year earlier. The increase for the three months ended March 31, 2012 was primarily due to the change in the FDIC loss-sharing asset, increased merchant services revenue, and improved realization of assessable service fee income across our acquired branch network. Changes in the FDIC loss-sharing asset are primarily driven by amortization of the FDIC loss-sharing asset and provision for reimbursable losses on FDIC covered loans. For the first three months of 2012, amortization of the FDIC loss-sharing asset was $13.9 million which was offset by a $12.5 million increase in the FDIC loss-sharing asset related to the provision for covered loan losses. For the same period in 2011, $13.6 million of amortization was combined with a $338 thousand decrease of the FDIC loss sharing-asset related to a recapture of losses on covered loans.

Noninterest Expense
Total noninterest expense for the first quarter of 2012 was $44.4 million, an increase of 19% from $37.3 million for the same quarter in 2011. The increase was attributable to the additional operating expenses of the three FDIC-assisted bank acquisitions completed since May 2011. The most significant increases were in compensation and employee benefits, occupancy, and other noninterest expense. Compensation and employee benefits increased $3.1 million, primarily due to an increase in the number of employees related to our acquisitions as compared to the same period in 2011. Occupancy expense increased $936 thousand primarily as a result of the addition of 17 branch locations acquired. Other noninterest expense increased $1.9 million, substantially due to $2.2 million in write-downs of OPPO. These increases were partially offset by a $1.3 million decrease in regulatory premiums due to a decrease in the assessment rate utilized in calculating premiums due.

Strategic Focus
Ms. Dressel commented, “The Bank of Whitman integration was completed during the first quarter; all of our acquisitions are now fully integrated, both technically and culturally. Ms. Dressel continued, “Going forward in 2012, we will be externally focused on business development efforts to increase our market share, continuing to improve the credit metrics in our loan portfolio and improving the efficiency ratio of the Company, which includes growing into our new footprint.”

Conference Call

Columbia's management will discuss the first quarter 2012 results on a conference call scheduled for Thursday, April 26, 2012 at 1:00. PDT. Interested parties may listen to this discussion by calling 1-866-378-3802; Conference ID code #70317901.

A conference call replay will be available from approximately 4:00 p.m. PDT on April 26, 2012 through midnight PDT on May 26, 2012. The conference call replay can be accessed by dialing 1-855-859-2056 and entering Conference ID code #70317901.

About Columbia
Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding Company of Columbia State Bank, a Washington state-chartered full-service commercial bank which was again awarded one of Seattle Business Magazine's 100 Best Companies to Work For 2011 and was designated one of Puget Sound Business Journal's “Washington's Best Workplaces 2011”.

Columbia Banking System has 102 banking offices, including 77 branches in Washington State and 25 branches in Oregon. Columbia Bank does business under the Bank of Astoria name in Astoria, Warrenton, Seaside, Cannon Beach, Manzanita and Tillamook in Oregon. More information about Columbia can be found on its website at www.columbiabank.com.

# # #

Note Regarding Forward-Looking Statements
This news release includes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These forward looking statements describe Columbia's management's expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia's style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “intend,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia's filings with the Securities and Exchange Commission, available at the SEC's website at www.sec.gov and the Company's website at www.columbiabank.com, including the “Risk Factors,” “Business” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual reports on Form 10-K and quarterly reports on Form 10-Q, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (1) local, national and international economic conditions may be less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia's ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates may reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches may be lower than expected; (4) costs or difficulties related to the integration of acquisitions may be greater than expected; (5) competitive pressure among financial institutions may increase significantly; and (6) legislation or regulatory requirements or changes may adversely affect the businesses in which Columbia is engaged. We believe the expectations reflected in our forward-looking statements are reasonable, based on information available to us on the date hereof. However, given the described uncertainties and risks, we cannot guarantee our future performance or results of operations and you should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The factors noted above and the risks and uncertainties described in our SEC filings should be considered when reading any forward-looking statements in this release.

FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended
Unaudited	March 31,
	2012		2011
Earnings	(dollars in thousands except per share)
Net interest income	$67,063		$50,449
Provision for loan and lease losses	$4,500		$—
Provision (recapture) for losses on covered loans (5)	$15,685		$(422)
Noninterest income (loss)	$9,574		$(5,419)
Noninterest expense	$44,352		$37,346
Net income	$8,902		$5,779
Per Common Share
Earnings (basic)	$0.22		$0.15
Earnings (diluted)	$0.22		$0.15
Book value per common share	$18.97		$18.09
Averages
Total assets	$4,776,186		$4,268,348
Interest-earning assets	$4,137,449		$3,632,663
Loans, including covered loans	$2,860,524		$2,388,076
Securities	$1,023,067		$767,360
Deposits	$3,805,324		$3,306,168
Core deposits	$3,512,490		$2,989,825
Interest-bearing deposits	$2,672,911		$2,429,821
Interest-bearing liabilities	$2,815,753		$2,596,833
Noninterest-bearing deposits	$1,132,413		$876,347
Shareholders' equity	$761,686		$710,282
Financial Ratios
Return on average assets	0.75%		0.55%
Return on average common equity	4.70%		3.30%
Average equity to average assets	15.95%		16.64%
Net interest margin	6.67%		5.80%
Efficiency ratio (tax equivalent)(1)	71.48%		73.33%

	March 31,				December 31,
Period end	2012		2011		2011
Total assets	$4,815,432		$4,264,319		$4,785,945
Covered assets, net	$526,043		$499,872		$560,055
Loans, excluding covered loans, net	$2,371,818		$1,884,206		$2,348,371
Allowance for noncovered loan and lease losses	$52,283		$55,315		$53,041
Securities	$1,021,428		$906,096		$1,050,325
Deposits	$3,865,445		$3,336,213		$3,815,529
Core deposits	$3,591,663		$3,027,898		$3,510,435
Shareholders' equity	$752,703		$714,083		$759,338
Nonperforming, noncovered assets
Nonaccrual loans	$57,552		$78,692		$53,483
Other real estate owned ("OREO") and other personal property owned ("OPPO")	21,571		29,315		31,905
Total nonperforming, noncovered assets	$79,123		$108,007		$85,388
Nonperforming assets to period-end noncovered loans + OREO and OPPO	3.31%		5.64%		3.59%
Nonperforming loans to period-end noncovered loans	2.43%		4.18%		2.28%
Nonperforming assets to period-end noncovered assets	1.84%		2.87%		2.02%
Allowance for loan and lease losses to period-end noncovered loans	2.20%		2.94%		2.26%
Allowance for loan and lease losses to nonperforming noncovered loans	90.84%		70.29%		99.17%
Net noncovered loan charge-offs	$5,258	(2)	$5,678	(3)	$15,352	(4)

(1) Noninterest expense, excluding net cost of operation of other real estate and FDIC clawback liability expense, divided by the sum of net interest income and noninterest income on a tax equivalent basis, excluding gain/loss on sale of investment securities, impairment charge on investment securities, gain on bank acquisition, incremental accretion income on the acquired loan portfolio and the change in FDIC indemnification asset.

(2) For the three months ended March 31, 2012.
(3) For the three months ended March 31, 2011.
(4) For the twelve months ended December 31, 2011.
(5) Provision (recapture) for losses on covered loans was partially offset by $12.5 million in income and $338 thousand in expense recorded to Change in FDIC loss-sharing asset in the Consolidated Statements of Income for the three months ended March 31, 2012 and 2011, respectively.

FINANCIAL STATISTICS
Columbia Banking System, Inc.
Unaudited	March 31,		December 31,
	2012		2011
Loan Portfolio Composition	(dollars in thousands)
Noncovered loans:
Commercial business	$1,079,356	45.5%	$1,031,721	43.9%
Real estate:
One-to-four family residential	58,843	2.5%	64,491	2.8%
Commercial and multifamily residential	992,403	41.8%	998,165	42.5%
Total real estate	1,051,246	44.3%	1,062,656	45.3%
Real estate construction:
One-to-four family residential	48,559	2.0%	50,208	2.1%
Commercial and multifamily residential	35,567	1.5%	36,768	1.6%
Total real estate construction	84,126	3.5%	86,976	3.7%
Consumer	169,955	7.2%	183,235	7.8%
Subtotal loans	2,384,683	100.5%	2,364,588	100.7%
Less: Net unearned income	(12,865)	(0.5)%	(16,217)	(0.7)%
Total noncovered loans, net of unearned income	2,371,818	100.0%	2,348,371	100.0%
Less: Allowance for loan and lease losses	(52,283)		(53,041)
Noncovered loans, net	2,319,535		2,295,330
Covered loans, net of allowance for loan losses of ($20,504) and ($4,944), respectively	501,613		531,929
Total loans, net	$2,821,148		$2,827,259
Loans held for sale	$2,066		$2,148

	March 31,		December 31,
	2012		2011
Deposit Composition	(dollars in thousands)
Core deposits:
Demand and other non-interest bearing	$1,159,308	30.0%	$1,156,610	30.3%
Interest bearing demand	794,157	20.5%	735,340	19.3%
Money market	1,053,120	27.2%	1,031,664	27.0%
Savings	296,138	7.7%	283,416	7.4%
Certificates of deposit less than $100,000	288,939	7.5%	303,405	8.0%
Total core deposits	3,591,662	92.9%	3,510,435	92.0%

Certificates of deposit greater than $100,000	247,886	6.4%	262,731	6.9%
Certificates of deposit insured by CDARS®	25,672	0.7%	42,080	1.1%
Subtotal	3,865,220	100.0%	3,815,246	100.0%
Premium resulting from acquisition date fair value adjustment	225		283
Total deposits	$3,865,445		$3,815,529

FINANCIAL STATISTICS
Columbia Banking System, Inc.
Unaudited

	March 31,		December 31,
	2012		2011
	OREO	OPPO	OREO	OPPO
OREO and OPPO Composition	(in thousands)
Covered	$24,430	$—	$28,126	$—
Noncovered	16,744	4,827	22,893	9,011
Total	$41,174	$4,827	$51,019	$9,011

	Three Months Ended
	March 31,		December 31,
OREO and OPPO Earnings Impact	2012	2011	2011
Net cost of operation of noncovered OREO	$2,693	$2,118	$923
Net benefit of operation of covered OREO	(1,783)	(2,560)	(1,522)
Net cost (benefit) of operation of OREO	$910	$(442)	$(599)

Noncovered OPPO expense, net	$2,154	$—	$22
Covered OPPO expense, net	2	—	—
OPPO expense, net (1)	$2,156	$—	$22

(1) OPPO expense, net is included in Other noninterest expense in the Consolidated Statements of Income.

QUARTERLY FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended
Unaudited	March 31,	December 31,	September 30,	June 30,	March 31,
	2012	2011	2011	2011	2011
	(dollars in thousands except per share)
Earnings
Net interest income	$67,063	$72,124	$64,788	$49,375	$50,449
Provision for loan and lease losses	$4,500	4,750	$500	$2,150	$—
Provision (recapture) for losses on covered loans	$15,685	$(3,960)	$433	$2,301	$(422)
Noninterest income (loss)	$9,574	$(9,602)	$2,196	$3,542	$(5,419)
Noninterest expense	$44,352	$41,314	$39,935	$37,164	$37,346
Net income	$8,902	$14,754	$18,872	$8,632	$5,779
Per Common Share
Earnings (basic)	$0.22	$0.37	$0.48	$0.22	$0.15
Earnings (diluted)	$0.22	$0.37	$0.48	$0.22	$0.15
Book value	$18.97	$19.23	$18.99	$18.43	$18.09
Averages
Total assets	$4,776,186	$4,755,222	$4,680,901	$4,324,390	$4,268,348
Interest-earning assets	$4,137,449	$4,098,603	$4,028,029	$3,719,558	$3,632,663
Loans, including covered loans	$2,860,524	$2,817,279	$2,777,681	$2,439,439	$2,388,076
Securities	$1,023,067	$957,727	$998,775	$988,839	$767,360
Deposits	$3,805,324	$3,791,169	$3,678,931	$3,382,486	$3,306,168
Core deposits	$3,512,490	$3,472,023	$3,332,234	$3,073,068	$2,989,825
Interest-bearing deposits	$2,672,911	$2,664,133	$2,651,664	$2,479,485	$2,429,821
Interest-bearing liabilities	$2,815,753	$2,808,497	$2,813,396	$2,647,990	$2,596,833
Noninterest-bearing deposits	$1,132,413	$1,127,036	$1,027,268	$903,001	$876,347
Shareholders' equity	$761,686	$757,696	$735,192	$719,165	$710,282
Financial Ratios
Return on average assets	0.75%	1.23%	1.60%	0.80%	0.55%
Return on average common equity	4.70%	7.73%	10.18%	4.81%	3.30%
Average equity to average assets	15.95%	15.93%	15.71%	16.63%	16.64%
Net interest margin	6.67%	7.14%	6.53%	5.49%	5.80%
Efficiency ratio (tax equivalent)	71.48%	69.56%	69.17%	69.49%	73.33%
Period end
Total assets	$4,815,432	$4,785,945	$4,755,832	$4,429,143	$4,264,319
Covered assets, net	$526,043	$560,055	$595,640	$631,549	$499,872
Loans, excluding covered loans, net	$2,371,818	$2,348,371	$2,257,899	$1,987,474	$1,884,206
Allowance for noncovered loan and lease losses	$52,283	$53,041	$50,422	$54,057	$55,315
Securities	$1,021,428	$1,050,325	$1,018,069	$1,008,559	$906,096
Deposits	$3,865,445	$3,815,529	$3,795,499	$3,475,167	$3,336,213
Core deposits	$3,591,663	$3,510,435	$3,464,705	$3,142,975	$3,027,898
Shareholders' equity	$752,703	$759,338	$749,966	$727,680	$714,083
Nonperforming, noncovered assets
Nonaccrual loans	$57,552	$53,483	$55,183	$59,404	$78,692
OREO and OPPO	21,571	31,905	34,069	37,116	29,315
Total nonperforming, noncovered assets	$79,123	$85,388	$89,252	$96,520	$108,007
Nonperforming assets to period-end noncovered loans + OREO and OPPO	3.31%	3.59%	3.89%	4.77%	5.64%
Nonperforming loans to period-end noncovered loans	2.43%	2.28%	2.44%	2.99%	4.18%
Nonperforming assets to period-end noncovered assets	1.84%	2.02%	2.15%	2.54%	2.87%
Allowance for loan and lease losses to period-end noncovered loans	2.20%	2.26%	2.23%	2.72%	2.94%
Allowance for loan and lease losses to nonperforming noncovered loans	90.84%	99.17%	91.37%	91.00%	70.29%
Net noncovered loan charge-offs	$5,258	$2,131	$4,135	$3,408	$5,678

CONSOLIDATED STATEMENTS OF INCOME
Columbia Banking System, Inc.	Three Months Ended
Unaudited	March 31,
	2012	2011
	(in thousands except per share)
Interest Income
Loans	$61,777	$47,429
Taxable securities	5,245	4,417
Tax-exempt securities	2,525	2,467
Federal funds sold and deposits in banks	165	298
Total interest income	69,712	54,611
Interest Expense
Deposits	1,779	3,079
Federal Home Loan Bank advances	750	694
Long-term obligations	—	251
Other borrowings	120	138
Total interest expense	2,649	4,162
Net Interest Income	67,063	50,449
Provision for loan and lease losses	4,500	—
Provision (recapture) for losses on covered loans	15,685	(422)
Net interest income after provision (recapture)	46,878	50,871
Noninterest Income (Loss)
Service charges and other fees	7,177	6,288
Merchant services fees	2,018	1,633
Gain on sale of investment securities, net	62	—
Bank owned life insurance	711	505
Change in FDIC loss-sharing asset	(1,668)	(14,774)
Other	1,274	929
Total noninterest income (loss)	9,574	(5,419)
Noninterest Expense
Compensation and employee benefits	21,995	18,921
Occupancy	5,333	4,397
Merchant processing	873	883
Advertising and promotion	882	901
Data processing and communications	2,213	1,924
Legal and professional fees	1,609	1,413
Taxes, licenses and fees	1,355	865
Regulatory premiums	860	2,195
Net cost (benefit) of operation of other real estate	910	(442)
Amortization of intangibles	1,150	984
Other	7,172	5,305
Total noninterest expense	44,352	37,346
Income before income taxes	12,100	8,106
Provision for income taxes	3,198	2,327
Net Income	$8,902	$5,779
Earnings per common share
Basic	$0.22	$0.15
Diluted	$0.22	$0.15
Dividends paid per common share	$0.37	$0.03
Weighted average number of common shares outstanding	39,195	39,043
Weighted average number of diluted common shares outstanding	39,298	39,156

CONSOLIDATED BALANCE SHEETS
Columbia Banking System, Inc.
Unaudited			March 31,	December 31,
			2012	2011
			(in thousands)
ASSETS
Cash and due from banks			$93,904	$91,364
Interest-earning deposits with banks and federal funds sold			297,553	202,925
Total cash and cash equivalents			391,457	294,289
Securities available for sale at fair value (amortized cost of $961,296 and $987,560, respectively)			999,213	1,028,110
Federal Home Loan Bank stock at cost			22,215	22,215
Loans held for sale			2,066	2,148
Loans, excluding covered loans, net of unearned income of ($12,865) and ($16,217), respectively			2,371,818	2,348,371
Less: allowance for loan and lease losses			52,283	53,041
Loans, excluding covered loans, net			2,319,535	2,295,330
Covered loans, net of allowance for loan losses of ($20,504) and ($4,944), respectively			501,613	531,929
Total loans, net			2,821,148	2,827,259
FDIC loss-sharing asset			159,061	175,071
Interest receivable			16,037	15,287
Premises and equipment, net			113,071	107,899
Other real estate owned ($24,430 and $28,126 covered by Federal Deposit Insurance Corporation loss share, respectively)			41,174	51,019
Goodwill			115,554	115,554
Core deposit intangible, net			19,016	20,166
Other assets			115,420	126,928
Total assets			$4,815,432	$4,785,945
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing			$1,159,308	$1,156,610
Interest-bearing			2,706,137	2,658,919
Total deposits			3,865,445	3,815,529
Federal Home Loan Bank advances			114,715	119,009
Securities sold under agreements to repurchase			25,000	25,000
Other liabilities			57,569	67,069
Total liabilities			4,062,729	4,026,607
Commitments and contingent liabilities
	March 31,	December 31,
	2012	2011
Common stock (no par value)
Authorized shares	63,033	63,033
Issued and outstanding	39,670	39,506	579,894	579,136
Retained earnings			149,348	155,069
Accumulated other comprehensive income			23,461	25,133
Total shareholders' equity			752,703	759,338
Total liabilities and shareholders' equity			$4,815,432	$4,785,945